EXHIBIT 99.1

Northern Power Systems Reports Second Quarter 2018 Results

Business Highlights:

  Continued delays in the clarification of the Italian feed-in-tariff continue to negatively impact our revenue in our first half of 2018 as compared to the same period in 2017.  The release of a revised Italian feed-in-tariff has been delayed since July of 2017.  We continue to expect further delays in such policy being clarified until at least the fourth quarter of 2018.
  Successfully completed a convertible note capital raise in August of 2018, raising $2.0 million, of a potential $2.75 million financing.  New and existing investors participated in the round to support growth in our energy storage business strategy.
  Executed a forbearance agreement with our bank to remedy a non-compliant covenant status. Such forbearance agreement gives us through November 30, 2018 to renegotiate a bank loan prospectively.
  Received a de-listing notification from the TSX based upon non-conformance with certain requirements, most notably our market cap being below $3 million.  We are exploring various steps and actions to satisfy TSX’s listing requirements.

BARRE, Vt., Aug. 16, 2018 (GLOBE NEWSWIRE) -- Northern Power Systems Corp. (TSX: NPS), a next generation renewable energy and energy storage technology company, today announced financial results for its second quarter ended June 30, 2018.

Revenues for the three months ended June 30, 2018 were $2.2 million, compared to $17.8 million in the second quarter of 2017.  Revenues for the six months ended June 30, 2018 were $3.8 million as compared to $24.0 million in the prior year period.  GAAP net loss for the second quarter of 2018 was $1.0 million, compared to a net income of $0.9 million in the prior year period.  GAAP net loss for the six months ended June 30, 2018 was $2.8 million as compared to a $0.3 million loss in the prior year period.

Our distributed wind business continues to face significant challenges in its historical core markets, particularly Italy and in other evolving, but strategic, markets such as US and Germany. In Italy, with the formation of a new government we see progress toward establishing a new feed-in-tariff in the fourth quarter, but the exact timing and nature of such a feed-in-tariff remains uncertain, and as a result, revenue generating activities in Italy remain stalled.  We anticipate that the Italian market for our distributed wind solutions will re-open in the fourth quarter of 2018 and with the re-opening of this market, together with sales from other markets, we anticipate that our distributed wind business will be positioned for a modest rebound in 2019.

We are seeing traction in our energy storage business through a developing pipeline and initial installation activity.  Considering the changing trends in our two business areas, we investigated methods within the quarter to accelerate investment in the energy storage space and sustain our distributed wind business until our core Italian market re-engages. To this end, we raised $2.0 million in August of 2018 through the issuance of subordinated convertible promissory notes.  Under the terms of this financing arrangement, we can raise additional capital of up to $0.75 million in the near term. We are continuing to evaluate a variety of strategic alternatives, directed primarily to support the development of our energy storage business, and anticipate further potential transactions and operational developments over the next 12 to 24 months.

“The effective closure of our core Italian market for over one year has significantly impacted our business, notably in our revenues and gross profit. We are maintaining the ability to be a capable manufacturer at a markedly reduced current volume of business.  With indications in the marketplace that the Italian government will ultimately implement a new feed-in-tariff regime, we anticipate that the Italian market will re-emerge by or before the first quarter of 2019,” commented Ciel Caldwell, chief financial officer. She continued, “although the loss of this market for such extended period of time has required us to access additional capital, comparing our year over year performance we continue to demonstrate our ability to reduce and manage costs and expense to limit cash losses.”

Reinout Oussoren, co-interim chief executive officer noted that, “we continue to focus on advancing our energy storage business in North America, while addressing select markets like the US, Germany and Israel in the distributed wind segment, reducing our historical dependence on the Italian market. Our announced unique collaboration with Viridity and WEG to implement a turn-key utility scale Battery Energy Storage System (BESS) for Vermont Electric Co-operative in Hinesburg, Vermont, as well as continued full site development for Energy Storage systems and related projects should allow us to accelerate order closure and revenues during 2019.”

Consolidated Second Quarter Financial Highlights:

  Revenue for the second quarter of fiscal year 2018 was at $2.2 million, compared to $17.8 million reported in the prior year period.
  Order backlog at June 30, 2018 was approximately $5 million as compared to $14 million at June 30, 2017.
  Gross margin in the second quarter of fiscal year 2018 was 16.7 percent, a decline from gross margin of 20.3 percent in the prior year period.
  GAAP net loss for the second quarter of fiscal year 2018 was $1.0 million compared to GAAP net income of $0.9 million in the prior year second quarter.
  Non-GAAP adjusted EBITDA loss for the second quarter was $0.8 million, compared to non-GAAP adjusted EBITDA income of $1.1 million for the prior year second quarter.  An explanation of these measures as well as a reconciliation of GAAP to non-GAAP financial measures are included below under the heading “About non-GAAP financial measures.”

Our condensed consolidated financial statements can be found on our Form 10-Q filed with SEDAR (www.sedar.com) and the SEC (www.sec.gov) on August 16, 2018.

About non-GAAP financial measures

To supplement Northern Power Systems’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), Northern Power Systems has used a non-GAAP financial measure, specifically non-GAAP adjusted EBITDA income (loss). Non-GAAP adjusted EBITDA income (loss) is defined as net income (loss), excluding share-based compensation expense, amortization of acquisition-related intangibles, depreciation of property, plant and equipment, interest expense, tax provision or benefit, and certain other non-cash impacts as applicable.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP adjusted EBITDA, please see the table captioned “Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net income (loss)” included at the end of this release. The table has more details on the GAAP financial measure that is most directly comparable to non-GAAP adjusted EBITDA and the related reconciliation between these financial measures.

Northern Power Systems’ management believes that this non-GAAP financial measure provides meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. This non-GAAP financial measure also has facilitated management’s internal comparisons to Northern Power Systems’ historical performance and our competitors’ operating results, as well as reflects measurements which are used by creditors and other third parties in assessing our performance.

Reconciliation of net (loss) income to Non-GAAP adjusted (loss) income

	For the three months ended June 30,		For the six months ended June 30,
(in thousands of dollars)	2018	2017	2018	2017
Net (loss) income	$(1,011)	$873	$(2,821)	$(317)
Interest expense	29	13	56	26
Provision for income taxes	20	18	35	34
Depreciation and amortization	123	128	250	255
Stock compensation	10	50	20	77
Non-GAAP adjusted EBITDA (loss) income	$(829)	$1,082	$(2,460)	$75

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells distributed power generation and energy storage solutions with its advanced wind turbines, inverters, controls, and integration services. With over 22 million run-time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost-effective, reliable renewable energy. NPS turbines utilize patented permanent magnet direct drive (PMDD) technology, which uses fewer moving parts, delivers higher energy capture, and provides increased reliability by reducing maintenance and downtime. Northern Power also develops Energy Storage System solutions (ESS) and turnkey projects, deploying its FlexPhase™ power converter platform, which features patented converter architecture and controls technology for advanced grid support and generation applications.

Northern Power has been a technology innovator for over 40 years and serves clients around the globe from its US headquarters and European offices. To learn more, visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on March 31, 2017, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Ciel R. Caldwell,
Chief Financial Officer
802-661-4673
ir@northernpower.com